Exhibit 99.1

Alpha Natural Resources, Inc.

Contact: Ted Pile (276) 623-2920

FOR IMMEDIATE RELEASE

Coal Producer Alpha Natural Resources
Reports Results for First Quarter 2005

•	Coal sales revenues climb 28% year-over-year

•	Unit margins increase 87% to $8.26 per ton

•	Alpha sales commitments as of mid-April total 66% for 2006, 34% for 2007

•	Management reaffirms 2005 revenue and EBITDA guidance

ABINGDON, Va., May 10, 2005—Alpha Natural Resources, Inc. (NYSE: ANR), a leading Appalachian coal producer that went public in February, today reported financial results for the quarter ended March 31, 2005.

On February 11, 2005, Alpha Natural Resources, Inc. succeeded to the business of ANR Holdings, LLC in a series of internal restructuring transactions, and on February 18, 2005, Alpha completed the initial public offering of its common stock. Alpha is reporting its financial results for the first quarter of 2005 on a combined basis including its financial results after the internal restructuring and the financial results for the owners of a majority of the membership interests of ANR Holdings, LLC prior to the internal restructuring.

Results for the Quarter

Total revenues for the first quarter of 2005 were $315.8 million, a 28 percent increase from the first quarter of 2004. Alpha recorded a net loss of $25.8 million in the first quarter of 2005, including a required accounting charge as previously disclosed by the company. Calculated on a pro forma basis as if the internal restructuring and IPO had occurred on January 1, 2005, Alpha’s net loss for the quarter was $23.7 million, or ($0.39) per basic share.

Results for the first quarter were negatively impacted by a stock-based compensation charge in the amount of $36.4 million (equivalent to $0.58 per basic share, after tax), related to the company’s issuance of equity interests prior to the IPO. Results for the most recent quarter were also impacted by a special item which, when calculated on a pro forma basis as if the internal restructuring and IPO had occurred on January 1, 2005, resulted in an after-tax gain of $1.3 million (equivalent to $0.02 per basic share) resulting from the settlement of a funded reclamation bonding program.

The accompanying financial schedules include an explanation of the pro forma adjustments and a reconciliation to actual results, as well as the methodology applied to basic EPS calculations.

Including the stock-based compensation charge and special items, EBITDA was negative $3.2 million in the most recent quarter. This compares with EBITDA of $15.5 million in the first quarter of 2004. The definition of EBITDA and a reconciliation of EBITDA to GAAP net income or loss is provided in the accompanying financial schedules.

Coal sales revenues in the first quarter of 2005 grew 28 percent to $275.3 million from $214.4 million in the corresponding period of 2004. Coal margin per ton on all tons sold was $8.26 in the most recent quarter compared with $4.42 in the comparable period of 2004, an 87 percent increase. Alpha registered a 38 percent increase in unit coal sales realization year-over-year to $48.89 per ton, while the per-ton realization was up 11 percent sequentially from the fourth quarter of 2004.

Production cost increases moderated during the quarter as Alpha’s unit cost of coal sold (which excludes depreciation, depletion and amortization) was $36.68 for produced and processed coal, up nominally from $36.52 in the fourth quarter of 2004. The cost of produced and processed coal sold for the first quarter of 2004 was $29.03 per ton.

Alpha’s first-quarter production and sales results are highlighted in the following chart:

Alpha Natural Resources, Inc.
(in thousands, except per-ton figures)

	Q1-05	Q1-04	% Change
Production
Produced/processed	4,978	5,135	-3%
Purchased	1,190	1,185	0%

Tons Sold
Steam	3,304	3,881	-15%
Metallurgical	2,328	2,180	7%

Total	5,632	6,061	-7%

Coal sales realization / ton
Steam	$36.20	$30.11	20%
Metallurgical	$66.89	$44.73	50%

Total	$48.89	$35.37	38%

Cost of coal sales / ton [1]
Alpha mines	$33.77	$27.24	24%
Contract mines [2]	$48.28	$35.17	37%

Total co. produced/processed	$36.68	$29.03	26%
Purchased	$60.67	$38.55	57%

Total	$40.63	$30.95	31%

Coal Margin / ton	$8.26	$4.42	87%

[1]	Excludes DD&A

[2]	Includes coal purchased from third parties and processed at our plants prior to resale

Sales volumes in the first quarter of 2005 were down year-over-year, partly due to Alpha’s continuing strategy of shifting from steam coal production to metallurgical coal, where yields are lower but margins considerably higher. Metallurgical sales accounted for 41 percent of the company’s total sales volumes in the most recent quarter, compared with 36 percent during the same period last year.

Alpha’s coal inventories increased by approximately 536,000 tons in the first three months of 2005, partly because of typical transportation constraints on areas of the Great Lakes that freeze over, and partly because of vessel loading delays at two export terminals at the end of March. The delays caused four loads totaling approximately 227,000 tons to be shipped in early April, and to be booked as inventory in March.

“Coal supply in Central Appalachia remains constrained, and demand for Alpha’s quality coal continues to be strong,” said Michael Quillen, Alpha’s president and CEO. “While the export delays had a negative effect on first quarter results, they should not adversely affect the remainder of 2005. This type of event, largely beyond our control, underscores the difficulty of forecasting results on a quarterly basis as well as forecasting the timing of seaborne freighters. The bottom line is that we are leaving our previously issued guidance for the year unchanged.”

Alpha continues to expect total coal sales this year of 25 million to 26 million tons and coal revenue in the $1.3 billion to $1.4 billion range. The company maintains its 2005 EBITDA target in the range of $163 million to $183 million, or $210 million to $230 million after adjusting for the stock-based compensation charges.

Depreciation, depletion and amortization increased 22 percent from $11.9 million in the first quarter of 2004 to $14.5 million in the most recent quarter, mainly due to higher developmental and replacement capital investments made during the past year.

Interest expense in the first quarter of 2005 was $4.1 million higher than the same period in 2004 due to the issuance of $175 million of senior notes in the second quarter of 2004.

Recent Developments

•	One of Alpha’s core commitments is to safeguard the health and welfare of employees by designing and implementing comprehensive safety systems in the workplace. During 2004, a number of improvements were made to safety systems, supervisor and operator training programs, and safety communications. The safety initiatives are having a positive impact, with Alpha exceeding its internal safety benchmarks in the first quarter of 2005.

•	Coal production began in April at the new Seven Pines Mine in our Brooks Run, W.Va. business unit and the second unit of the Madison Mine in our AMFIRE, Pa. subsidiary. Combined annual production from these two mines is expected to be about 1.5 million tons of steam and metallurgical-grade coal. On March 24, 2005 AMFIRE also announced plans to open the new Cresson Mine, which is expected to produce an additional one million tons annually of metallurgical-grade coal when it reaches full production capacity in late 2006.

•	Alpha divested its underground mine in Colorado and other associated assets on April 14, 2005. During 2004 those assets accounted for approximately $17 million of revenue and negative EBITDA, as adjusted, of $5.8 million.

Liquidity and Capital Resources

Cash flow used in operations for the quarter ended March 31, 2005 was $5.2 million, compared with $16.0 million in cash produced by operations during the same period in 2004. This was mostly due to higher coal inventories this year partially offset by trade payables and the cash portion of the stock-based compensation expense described above.

Capital expenditures for the first quarter of 2005 were $30.3 million, compared with $16.3 million during the same period a year ago. Most of Alpha’s capital investment during the quarter was for development work at Seven Pines and several other mines as well as equipment purchases. Also, the company paid additional consideration of $5.0 million during the most recent quarter as the contingent purchase price related to the coal assets purchased from The Brinks Company in 2002.

Alpha projects capital spending in the range of $90 million to $120 million this year, mostly due to internal development projects and equipment replacements and additions. The company had $89.1 million available under its committed credit facility at the end of the first quarter of 2005, which was down from $120 million at the end of December 2004, mostly due to the need to fund increased working capital requirements mentioned above. Alpha’s total indebtedness as of March 31, 2005 was $221.7 million compared with $201.7 million at December 31, 2004.

On February 18, 2005, we completed our initial public offering of 29.5 million shares of $.01 par value stock for net proceeds, after the payment of underwriters’ discounts, of $524.1 million. These net proceeds paid the notes and accrued interest and other fees associated with our offering. The underwriters’ exercised their over-allotment option for an additional 4,425,000 shares and we distributed the net proceeds received on February 18, 2005 in the amount of $78.6 million to our stockholders of record as of February 11, 2005.

Outlook

Despite a warmer than normal heating season this winter, utility coal stockpiles generally remain at low levels. Spot steam coal prices in Central Appalachia have been resilient in holding near $60 per ton, or about 20 percent above last year’s levels. Approximately 70 percent of Alpha’s produced and processed sales volume originates in Central Appalachia.

Alpha continues to believe that constrained coal supply and high demand levels—particularly for the higher-quality grades of coal that constitute the majority of Alpha’s proven and probable reserves— will positively impact the company’s earnings going forward. Metallurgical coal prices remain at historically high levels, and Alpha continues to enter into more long-term contracts with customers on much-improved terms.

As of April 15, 2005, Alpha had committed and priced 99.5 percent of its planned production for 2005, 66 percent of planned production in 2006 and 34 percent of planned production in 2007. Approximately 49 percent and 43 percent of Alpha’s uncommitted planned production in 2006 and 2007, respectively, is metallurgical coal.

Because the stock-based compensation charge associated with Alpha’s restructuring and IPO is not deductible for tax purposes, the company’s 2005 effective income tax rate will be negatively impacted by an estimated 11.5 percentage points, increasing the company’s estimated effective tax rate to 35 percent from 23.5 percent. The 23.5 percent rate is lower than the federal statutory rate of 35 percent primarily due to the tax benefits associated with percentage depletion and other benefits.

Conference Call Webcast

Alpha will hold a conference call to discuss its first quarter 2005 performance on Tuesday, May 10 at 11:00 a.m. EDT. The call will be accessible through the Internet at Alpha’s web site, www.alphanr.com, and will be archived on the site as well. A replay will be available through May 17, 2005 by dialing toll-free 1-800-405-2236 or 303-590-3000 and entering pass code 11028472.

About Alpha Natural Resources

Alpha Natural Resources is a leading producer of high-quality Appalachian coal. Approximately 94 percent of the company’s reserve base is high Btu coal and 89 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also one of the nation’s largest producers and exporters of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate 64 mines and 11 coal preparation and blending plants in four states, employing approximately 2,600 people.

Forward Looking Statements

Certain statements in this news release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Alpha Natural Resources, Inc. (“Alpha” or “the company”) uses the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “target” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events affecting the company and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These factors are difficult to accurately predict and may be beyond the control of the company. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; weather conditions or catastrophic weather-related damage; the company’s production capabilities; the company’s relationships with, and other conditions affecting its customers; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting Alpha’s coal mining and production, and those affecting its customers’ coal usage; railroad and other transportation performance and costs; Alpha’s assumptions concerning economically recoverable coal reserve estimates; employee workforce factors; regulatory and court decisions; future legislation and changes in regulations or governmental policies; changes in postretirement benefit and pension obligations; and Alpha’s liquidity, results of operations and financial condition. These and other additional risk factors and uncertainties are discussed in greater detail in the company’s annual report on Form 10-K and other documents filed with the Securities and Exchange Commission. Investors should keep in mind that any forward-looking statement made by the company in this news release or elsewhere speaks only as of the date on which the company makes it. New uncertainties and risks come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued. In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

NOTES TO ACCOMPANYING CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS:

Pro forma reporting

References to pro forma financial information in this press release give effect to the company’s internal restructuring and IPO, as if these events had occurred on January 1, 2005. The table that follows presents the pro forma adjustments.

Reconciliation of Non-GAAP Measures

This news release includes certain non-GAAP financial measures as defined by SEC regulations. A reconciliation of these measures to the most directly comparable GAAP measures is included with this release. EBITDA and EBITDA, as adjusted for minority interest, are measures used by management to gauge operating performance. Alpha defines EBITDA as net income or loss plus interest expense, income taxes, and depreciation, depletion and amortization, less interest income. EBITDA, as adjusted for minority interest, includes EBITDA plus minority interest. Management presents EBITDA and EBITDA, as adjusted for minority interest, as supplemental measures of the company’s performance and debt-service capacity that may be useful to securities analysts, investors and others. These EBITDA measures are not, however, a measure of financial performance under GAAP and should not be considered as an alternative to net income, operating income or cash flow as determined in accordance with GAAP. Moreover, EBITDA is not calculated identically by all companies. Alpha defines coal margin per ton as coal sales realization per ton less cost of coal sales per ton, excluding depreciation, depletion, and amortization.

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share amounts)

	Three months ended
	March 31,
	2005	2004
Revenues:
Coal revenues	$275,333	214,373
Freight and handling revenues	33,165	25,604
Other revenues	7,275	6,761

Total revenues	315,773	246,738

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	228,845	187,593
Freight and handling costs	33,165	25,604
Cost of other revenues	6,138	5,161
Depreciation, depletion and amortization	14,480	11,929
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately above and including stock-based compensation of $36,407 )	47,905	11,805

Total costs and expenses	330,533	242,092

Income (loss) from operations	(14,760)	4,646

Other income (expense):
Interest expense	(6,117)	(2,051)
Interest income	287	21
Miscellaneous income (expense), net	(41)	213

Total other income (expense), net	(5,871)	(1,817)

Income (loss) before income taxes and minority interest	(20,631)	2,829
Income tax expense	2,324	310

Income (loss) before minority interest	(22,955)	2,519
Minority interest	2,846	1,282

Net income (loss)	$(25,801)	1,237

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$283	7,391
Trade accounts receivable, net	111,806	95,828
Notes and other receivables	11,294	10,835
Inventories	90,862	54,569
Due from affiliate	—	323
Deferred income taxes	6,450	4,674
Prepaid expenses and other current assets	23,390	28,915

Total current assets	244,085	202,535
Property, plant, and equipment, net	232,802	217,964
Goodwill	18,641	18,641
Other intangibles, net	862	1,155
Deferred income taxes	16,177	—
Other assets	34,704	36,826

Total assets	$547,271	477,121

Liabilities and Stockholders’ Equity and Partners’ Capital
Current liabilities:
Current portion of long-term debt	$1,707	1,693
Note payable	11,136	15,228
Bank overdraft	20,942	10,024
Trade accounts payable	71,243	51,050
Accrued expenses and other current liabilities	67,246	68,283

Total current liabilities	172,274	146,278
Long-term debt, net of current portion	208,885	184,784
Workers’ compensation benefits	4,751	4,678
Postretirement medical benefits	17,800	15,637
Asset retirement obligation	33,978	32,888
Deferred gains on sale of property interests	5,312	5,516
Deferred income taxes	—	7,718
Other liabilities	11,162	4,911

Total liabilities	454,162	402,410

Minority interest	—	28,778

Stockholders’ equity and partners’ capital:
Alpha Natural Resources, Inc.:
Preferred stock — par value $0.01, 10,000,000 shares authorized, none issued	—	—
Common stock — par value $0.01, 100,000,000 shares authorized, 62,212,580 shares issued and outstanding	622	—
Additional paid-in capital	146,815	—
Unearned stock-based compensation	(25,828)
Accumulated deficit	(28,500)	—

Total Alpha Natural Resources, Inc. stockholders’ equity	93,109	—
Alpha NR Holding, Inc.:
Preferred stock — par value $0.01, 1,000 shares authorized, none issued	—	—
Common stock — par value $0.01, 1,000 shares authorized, 100 shares issued and outstanding	—	—
Additional paid-in capital	—	22,153
Retained earnings	—	18,828

Total Alpha NR Holding, Inc. stockholder’s equity	—	40,981
Alpha Fund IX Holdings, L.P.:
Partners’ capital	—	4,952

Total stockholders’ equity and partners’ capital	93,109	45,933

Total liabilities and stockholders’ equity and partners’ capital	$547,271	477,121

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Three months ended
	March 31,
	2005	2004
Operating activities:
Net income (loss)	$(25,801)	1,237
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	16,161	11,929
Amortization of debt issuance costs	435	384
Minority interest	2,846	1,282
Accretion of asset retirement obligation	808	976
Virginia tax credit	(1,330)	(1,241)
Stock-based compensation — non cash	28,932	—
Deferred income taxes	58	160
Other noncash items	(567)	(419)
Changes in operating assets and liabilities	(26,733)	1,716

Net cash provided by (used in) operating activities	(5,191)	16,024

Investing activities:
Capital expenditures	$(30,268)	(16,269)
Proceeds from disposition of property, plant, and equipment	501	214
Purchase of net assets of acquired companies	(389)	—
Purchase of equity investment	(500)	—
Collections on note receivable from coal supplier	1,223	—
Payment of additional consideration on previous acquisition	(5,000)	—

Net cash used in investing activities	(34,433)	(16,055)

Financing activities:
Repayments of notes payable	(4,092)	(5,230)
Proceeds from issuance of long-term debt	24,500	—
Repayments on long-term debt	(440)	(3,435)
Increase in bank overdraft	10,918	6,635
Proceeds from initial public offering, net of offering costs	598,190	—
Repayment of restructuring notes payable	(517,692)	—
Distributions to former owners	(78,868)	(24)
Debt issuance costs	—	(647)

Net cash provided by (used in) financing activities	32,516	(2,701)

Net (decrease) in cash and cash equivalents	(7,108)	(2,732)
Cash and cash equivalents at beginning of period	7,391	11,246

Cash and cash equivalents at end of period	$283	8,514

The following table reconciles EBITDA and EBITDA, as adjusted, to net income (loss), the most directly comparable GAAP measure:

	Three months ended
	March 31,
	2005	2004
Net income (loss)	$(25,801)	1,237
Interest expense	6,117	2,051
Interest income	(287)	(21)
Income tax expense	2,324	310
Depreciation, depletion and amortization	14,480	11,929

EBITDA	(3,167)	15,506

Minority interest	2,846	1,282

EBITDA, as adjusted	$(321)	16,788

The following unaudited table reconciles reported net loss to pro forma net loss as if the Internal Restructuring, and initial public offering had occurred on January 1, 2005:

Three months
ended
March 31, 2005
Reported net loss	($25,801)
Add: Elimination of minority interest, net of income tax effects of Internal Restructuring	2,087

Pro forma net loss	($23,714)

Pro forma earnings per share data:
Basic earnings per share	($0.39)
Shares outstanding — basic	60,923,689

Diluted loss per share is not shown because the effect is anti-dilutive.